Exhibit 99.1

News Release | April 14, 2021 Wells Fargo Reports First Quarter 2021 Net Income of $4.7 billion, or $1.05 per Diluted Share

Company-wide Financial Summary

	Quarter ended
	Mar 31, 2021	Mar 31, 2020
Selected Income Statement Data ($ in millions except per share amounts)
Total revenue	$18,063	17,717
Noninterest expense	13,989	13,048
Provision for credit losses	(1,048)	4,005
Net income	4,742	653
Diluted earnings per common share	1.05	0.01

Selected Balance Sheet Data ($ in billions)
Average loans	$873.4	965.0
Average deposits	1,393.5	1,338.0
CET1[1]	11.8%	10.7

Performance Metrics
ROE[2]	10.6%	0.1
ROTCE[3]	12.7	0.1

Operating Segments and Other Highlights[4]
Consumer Banking and Lending
◦Average loans of $353.1 billion, down 8%
◦Average deposits of $789.4 billion, up 21%
Commercial Banking
◦Average loans of $183.1 billion, down 19%
◦Average deposits of $208.0 billion, up 8%
Corporate and Investment Banking
◦Average loans of $246.1 billion, down 5%
◦Average trading-related assets of $197.4 billion, down 14%
◦Average deposits of $194.5 billion, down 27%
Wealth and Investment Management
◦Total client assets of $2.1 trillion, up 28%
◦Average loans of $80.8 billion, up 4%
◦Average deposits of $173.7 billion, up 19%
Capital
◦Repurchased 17.2 million shares, or $596 million, of common stock in first quarter 2021

First quarter 2021 results included:
◦$1.6 billion, or $0.28 per share, decrease in the allowance for credit losses
◦$208 million gain on the sale of student loans and $104 million write-down of related goodwill (net impact of $0.02 per share)

Chief Executive Officer Charlie Scharf commented on the quarter, “Our results for the quarter, which included a $1.6 billion pre-tax reduction in the allowance for credit losses, reflected an improving U.S. economy, continued focus on our strategic priorities, and ongoing support for our customers and our communities. Charge-offs are at historic lows and we are making changes to improve our operations and efficiency, but low interest rates and tepid loan demand continued to be a headwind for us in the quarter.”

“We are keenly focused on the priorities I outlined last quarter. Our work to build the appropriate risk and control environment remains our top priority. This is a multiyear effort and there is still much to do, but I am confident we are making progress, though it is not always a straight line. We are steadfast in our commitment to do this work which should ultimately satisfy our regulatory obligations,” Scharf added.

“We are also moving forward with our commitment to simplify the company and focus our resources on our core customers. We announced sales of our Asset Management and Corporate Trust businesses in the quarter and we are increasing resources dedicated to initiatives to help drive growth in our core franchises,” Scharf continued.

“We have asked so much of the entire Wells Fargo team and I am proud of all the work they have done to support our customers and the communities we serve. We will continue to do all we can to support an equitable recovery and work to help those most in need of our support,” Scharf concluded.

1 Represents the lower of our Common Equity Tier 1 (CET1) ratio calculated under the Standardized Approach and under the Advanced Approach. See tables on pages 24-25 of the 1Q21 Quarterly Supplement for more information on CET1. CET1 is a preliminary estimate.
2 Return on equity (ROE) represents Wells Fargo net income (loss) applicable to common stock divided by average common stockholders’ equity.
3 Tangible common equity and return on average tangible common equity (ROTCE) are non-GAAP financial measures. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Tangible Common Equity” tables on pages 22-23 of the 1Q21 Quarterly Supplement.
4 Comparisons in the bullet points are for first quarter 2021 versus first quarter 2020, unless otherwise specified.

Financial results reported in this document are preliminary. Final financial results and other disclosures will be reported in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, and may differ materially from the results and disclosures in this document due to, among other things, the completion of final review procedures, the occurrence of subsequent events, or the discovery of additional information.

Selected Company-wide Financial Information

		Quarter ended		Mar 31, 2021 % Change from
	Mar 31, 2021	Dec 31, 2020	Mar 31, 2020	Dec 31, 2020	Mar 31, 2020
Earnings ($ in millions except per share amounts)
Net interest income	$8,798	9,275	11,312	(5)%	(22)
Noninterest income	9,265	8,650	6,405	7	45
Total revenue	18,063	17,925	17,717	1	2
Net charge-offs	523	584	941	(10)	(44)
Change in the allowance for credit losses	(1,571)	(763)	3,064	NM	NM
Provision for credit losses	(1,048)	(179)	4,005	NM	NM
Noninterest expense	13,989	14,802	13,048	(5)	7
Income tax expense	326	108	159	202	105

Wells Fargo net income	$4,742	2,992	653	58	626
Diluted earnings per common share	1.05	0.64	0.01	64	NM

Balance Sheet Data (average) ($ in billions)
Loans	$873.4	899.7	965.0	(3)	(9)
Deposits	1,393.5	1,380.1	1,338.0	1	4
Assets	1,936.7	1,926.9	1,950.7	1	(1)

Financial Ratios
Return on assets (ROA)	0.99%	0.62	0.13
Return on equity (ROE)	10.6	6.4	0.1
Return on average tangible common equity (ROTCE) (a)	12.7	7.7	0.1
Efficiency ratio (b)	77	83	74
Net interest margin on a taxable-equivalent basis	2.05	2.13	2.58
NM – Not meaningful
(a)Tangible common equity and return on average tangible common equity are non-GAAP financial measures. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Tangible Common Equity” tables on pages 22-23 of the 1Q21 Quarterly Supplement.
(b)The efficiency ratio is noninterest expense divided by total revenue (net interest income and noninterest income).
First Quarter 2021 vs. First Quarter 2020
◦Net interest income decreased 22%, primarily due to the impact of lower interest rates, which drove a repricing of the balance sheet, lower loan balances primarily due to soft demand and elevated prepayments, as well as unfavorable hedge ineffectiveness accounting results, and higher mortgage-backed securities premium amortization
◦Noninterest income increased 45%, as first quarter 2020 included securities impairments and lower deferred compensation plan investment results primarily due to lower market valuations driven by the COVID-19 pandemic. First quarter 2021 included stronger mortgage production results, improved trading and higher investment banking fees, and higher asset-based fees in Wealth and Investment Management, partially offset by lower gains on loan sales and lower deposit fees in Consumer and Small Business Banking
◦Noninterest expense increased 7%, as first quarter 2020 included the impact of lower deferred compensation plan expense. First quarter 2021 included higher incentive and revenue-related compensation, including the impact of higher market valuations on stock-based compensation, which was partially offset by lower operating losses and efficiency initiatives to reduce spend on consultants and contractors
◦Provision for credit losses decreased $5.1 billion. First quarter 2021 included a $1.6 billion decrease in the allowance for credit losses due to continued improvements in the economic environment and lower net charge-offs, while first quarter 2020 included a $3.1 billion increase in the allowance for credit losses

Selected Company-wide Capital and Liquidity Information

		Quarter ended
($ in billions)	Mar 31, 2021	Dec 31, 2020	Mar 31, 2020
Capital:
Total equity	$188.3	185.9	183.3
Common stockholders’ equity	167.1	164.8	162.7
Tangible common equity (a)	139.0	136.9	134.8
CET1 (b)	11.8%	11.6	10.7
Total loss absorbing capacity (TLAC) (c)	25.2	25.7	23.3

Liquidity:
LCR (d)	127	133	121
(a)Tangible common equity and return on average tangible common equity are non-GAAP financial measures. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Tangible Common Equity” tables on pages 22-23 of the 1Q21 Quarterly Supplement.
(b)Represents the lower of our Common Equity Tier 1 (CET1) ratio calculated under the Standardized Approach and under the Advanced Approach. See tables on pages 24-25 of the 1Q21 Quarterly Supplement for more information on CET1. CET1 is a preliminary estimate.
(c)TLAC is a preliminary estimate.
(d)Liquidity coverage ratio (LCR) is calculated as high-quality liquid assets divided by projected net cash outflows, as each is defined under the LCR rule. LCR is a preliminary estimate.
Selected Company-wide Credit Information

		Quarter ended
($ in millions)	Mar 31, 2021	Dec 31, 2020	Mar 31, 2020
Net charge-offs	$523	584	941
Net loan charge-offs as a % of average total loans (annualized)	0.24%	0.26	0.38

Total nonaccrual loans	$8,055	8,728	6,156
As a % of total loans	0.93%	0.98	0.61
Total nonperforming assets	$8,195	8,887	6,408
As a % of total loans	0.95%	1.00	0.63

Allowance for credit losses for loans	$18,043	19,713	12,022
As a % of total loans	2.09%	2.22	1.19
First Quarter 2021 vs. Fourth Quarter 2020
◦Net loan charge-offs remained low in both our commercial and consumer portfolios. Commercial net loan charge-offs as a percentage of average loans was 0.13% (annualized), down from 0.26%, while the consumer net loan charge-off rate was 0.37% (annualized), up from 0.26%
◦Nonperforming assets decreased 8%. Nonaccrual loans decreased $673 million primarily due to decreases in the energy, commercial real estate, and residential mortgage portfolios

Business Segment Performance

Consumer Banking and Lending offers diversified financial products and services for consumers and small businesses with annual sales generally up to $5 million. These financial products and services include checking and savings accounts, credit and debit cards, as well as home, auto, personal, and small business lending.
Selected Financial Information

	Quarter ended			Mar 31, 2021 % Change from
	Mar 31, 2021	Dec 31, 2020	Mar 31, 2020	Dec 31, 2020	Mar 31, 2020
Earnings (in millions)
Consumer and Small Business Banking	$4,550	4,701	4,861	(3)%	(6)
Consumer Lending:
Home Lending	2,227	1,995	1,876	12	19
Credit Card	1,346	1,372	1,375	(2)	(2)
Auto	403	403	380	—	6
Personal Lending	128	142	157	(10)	(18)
Total revenue	8,654	8,613	8,649	—	—
Provision for credit losses	(419)	351	1,569	NM	NM
Noninterest expense	6,267	6,441	6,257	(3)	—

Net income	$2,104	1,364	618	54	240

Average balances (in billions)
Loans	$353.1	373.9	382.6	(6)	(8)
Deposits	789.4	763.2	652.7	3	21
NM – Not meaningful
First Quarter 2021 vs. First Quarter 2020
◦Revenue was flat
▪Consumer and Small Business Banking was down 6% primarily due to the impact of lower interest rates and lower deposit-related fees due to higher average checking account balances and higher COVID-19 related fee waivers
▪Home Lending was up 19% as higher retail mortgage originations and a higher gain on sale margin were partially offset by lower gains on loan portfolio sales and lower net interest income primarily driven by lower loan balances
▪Credit Card was down 2% primarily driven by lower balances on elevated payment rates
▪Auto was up 6% on higher net interest income, while Personal Lending was down 18% driven by lower loan balances
◦Noninterest expense was flat as higher revenue-related expense in Home Lending and investments in operations and technology were offset by lower operating losses and lower branch staffing expense due to efficiency initiatives, as well as a decline in advertising expense

Commercial Banking provides financial solutions to private, family owned and certain public companies. Products and services include banking and credit products across multiple industry sectors and municipalities, secured lending and lease products, and treasury management. In March 2021, we announced an agreement to sell our Corporate Trust Services business and expect to move the business from the Commercial Banking operating segment to Corporate in second quarter 2021.
Selected Financial Information

	Quarter ended			Mar 31, 2021 % Change from
	Mar 31, 2021	Dec 31, 2020	Mar 31, 2020	Dec 31, 2020	Mar 31, 2020
Earnings (in millions)
Middle Market Banking	$1,159	1,149	1,455	1%	(20)
Asset-Based Lending and Leasing	898	1,029	843	(13)	7
Other	151	210	204	(28)	(26)
Total revenue	2,208	2,388	2,502	(8)	(12)
Provision for credit losses	(399)	69	1,041	NM	NM
Noninterest expense	1,766	1,690	1,697	4	4

Net income (loss)	$637	473	(176)	35	462

Average balances (in billions)
Loans	$183.1	190.9	224.9	(4)	(19)
Deposits	208.0	203.6	193.5	2	8
NM – Not meaningful
First Quarter 2021 vs. First Quarter 2020
◦Revenue decreased 12%
▪Middle Market Banking was down 20% primarily due to the impact of lower interest rates, as well as lower loan balances due to reduced client demand and line utilization
▪Asset-Based Lending and Leasing was up 7% as first quarter 2020 included equity securities impairments primarily due to lower market valuations. This was partially offset by lower net interest income in first quarter 2021 from lower loan balances on reduced demand and line utilization
◦Noninterest expense increased 4% primarily driven by higher technology expense, partially offset by lower headcount and consulting expense related to efficiency initiatives

Corporate and Investment Banking delivers a suite of capital markets, banking and financial products and services to corporate, commercial real estate, government and institutional clients globally. Products and services include corporate banking, investment banking, treasury management, commercial real estate lending and servicing, equity and fixed income solutions, as well as sales, trading, and research capabilities.
Selected Financial Information

	Quarter ended			Mar 31, 2021 % Change from
	Mar 31, 2021	Dec 31, 2020	Mar 31, 2020	Dec 31, 2020	Mar 31, 2020
Earnings (in millions)
Banking:
Lending	$453	424	457	7%	(1)
Treasury Management and Payments	370	384	498	(4)	(26)
Investment Banking	416	348	361	20	15
Total Banking	1,239	1,156	1,316	7	(6)
Commercial Real Estate	931	964	883	(3)	5
Markets:
Fixed Income, Currencies, and Commodities (FICC)	1,144	889	914	29	25
Equities	252	194	396	30	(36)
Credit Adjustment (CVA/DVA) and Other	36	(67)	(108)	154	133
Total Markets	1,432	1,016	1,202	41	19
Other	21	(30)	(13)	170	262
Total revenue	3,623	3,106	3,388	17	7
Provision for credit losses	(284)	186	1,125	NM	NM
Noninterest expense	1,833	1,798	1,870	2	(2)

Net income	$1,574	841	292	87	439

Average balances (in billions)
Loans	$246.1	239.8	258.2	3	(5)
Deposits	194.5	205.8	266.2	(5)	(27)
NM – Not meaningful
First Quarter 2021 vs. First Quarter 2020
◦Revenue increased 7%
▪Banking was down 6% primarily driven by the impact of lower interest rates and lower deposit balances predominantly due to actions taken to manage under the asset cap, partially offset by higher advisory fees and equity and debt origination fees
▪Commercial Real Estate was up 5% primarily driven by higher commercial mortgage-backed securities gain on sale margins and improved results in the low income housing business, partially offset by the impact of lower interest rates
▪Markets was up 19% on increased client demand for asset-backed finance products, other credit products and municipal bonds, partially offset by lower demand for rates products and lower revenue in equities and commodities
◦Noninterest expense decreased 2% primarily driven by lower operating losses, partially offset by higher revenue-related compensation

Wealth and Investment Management provides personalized wealth management, investment and retirement products and services to clients across U.S.-based businesses including Wells Fargo Advisors and The Private Bank. We serve clients’ brokerage needs, and deliver financial planning, private banking, credit and fiduciary services to high-net worth and ultra-high-net worth individuals and families. In February 2021, we announced an agreement to sell Wells Fargo Asset Management and moved the business from the Wealth and Investment Management operating segment to Corporate. Prior period balances have been revised to conform with the current period presentation.
Selected Financial Information

	Quarter ended			Mar 31, 2021 % Change from
	Mar 31, 2021	Dec 31, 2020	Mar 31, 2020	Dec 31, 2020	Mar 31, 2020
Earnings (in millions)
Net interest income	$657	714	838	(8)%	(22)
Noninterest income	2,887	2,733	2,432	6	19
Total revenue	3,544	3,447	3,270	3	8
Provision for credit losses	(43)	(4)	8	NM	NM
Noninterest expense	3,028	2,770	2,657	9	14

Net income	$419	510	453	(18)	(8)

Total client assets (in billions)	2,062	2,005	1,611	3	28

Average balances (in billions)
Loans	$80.8	80.1	77.9	1	4
Deposits	173.7	169.8	145.4	2	19
NM – Not meaningful
First Quarter 2021 vs. First Quarter 2020
◦Revenue increased 8%, as first quarter 2021 included higher asset-based fees, partially offset by lower net interest income as a result of lower interest rates. Additionally, first quarter 2020 included lower deferred compensation plan investment results
◦Noninterest expense increased 14%, as first quarter 2021 included higher revenue-related compensation. Additionally, first quarter 2020 included lower deferred compensation plan expense
◦Total client assets increased 28%, primarily driven by higher market valuations

Corporate includes corporate treasury and enterprise functions, net of allocations (including funds transfer pricing, capital, liquidity and certain expenses), in support of the reportable operating segments, as well as our investment portfolio and affiliated venture capital and private equity partnerships. Corporate also includes certain lines of business that management has determined are no longer consistent with the long-term strategic goals of the Company, including our student loan and rail car leasing businesses, as well as results for previously divested businesses. In February 2021, we announced an agreement to sell Wells Fargo Asset Management and moved the business from the Wealth and Investment Management operating segment to Corporate. Prior period balances have been revised to conform with the current period presentation.
Selected Financial Information

	Quarter ended			Mar 31, 2021 % Change from
	Mar 31, 2021	Dec 31, 2020	Mar 31, 2020	Dec 31, 2020	Mar 31, 2020
Earnings (in millions)
Net interest income	$(430)	(272)	819	(58)%	NM
Noninterest income	1,319	1,589	(119)	(17)	NM
Total revenue	889	1,317	700	(32)	27
Provision for credit losses	97	(781)	262	112	(63)
Noninterest expense	1,095	2,103	567	(48)	93

Net income (loss)	$8	(196)	(534)	104	101
NM – Not meaningful
First Quarter 2021 vs. First Quarter 2020
◦Revenue increased 27%
▪Net interest income was down primarily due to the impact of lower interest rates and unfavorable hedge ineffectiveness accounting results
▪Noninterest income was up, as first quarter 2020 included equity securities impairments in our affiliated venture capital and private equity partnerships and lower deferred compensation plan investment results. First quarter 2021 included a gain on the sale of student loans
◦Noninterest expense increased 93%, as first quarter 2020 included lower deferred compensation plan expense. First quarter 2021 included higher stock-based compensation on higher market valuations and a $104 million write-down of goodwill associated with the sale of student loans

Conference Call
The Company will host a live conference call on Wednesday, April 14, at 7:00 a.m. PT (10:00 a.m. ET). You may listen to the call by dialing 866-872-5161 (U.S. and Canada) or 440-424-4922 (International). The call will also be available online at
https://www.wellsfargo.com/about/investor-relations/quarterly-earnings/ and
https://edge.media-server.com/mmc/p/9wej5fnq.

A replay of the conference call will be available from approximately 11:00 a.m. PT (2:00 p.m. ET) on Wednesday,
April 14 through Wednesday, April 28. Please dial 855-859-2056 (U.S. and Canada) or 404-537-3406 (International) and enter Conference ID: 3298001. The replay will also be available online at
https://www.wellsfargo.com/about/investor-relations/quarterly-earnings/ and
https://edge.media-server.com/mmc/p/9wej5fnq.

Forward-Looking Statements
This document contains forward-looking statements. In addition, we may make forward-looking statements in our other documents filed or furnished with the Securities and Exchange Commission, and our management may make forward-looking statements orally to analysts, investors, representatives of the media and others. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “target,” “projects,” “outlook,” “forecast,” “will,” “may,” “could,” “should,” “can” and similar references to future periods. In particular, forward-looking statements include, but are not limited to, statements we make about: (i) the future operating or financial performance of the Company, including our outlook for future growth; (ii) our noninterest expense and efficiency ratio; (iii) future credit quality and performance, including our expectations regarding future loan losses, our allowance for credit losses, and the economic scenarios considered to develop the allowance; (iv) our expectations regarding net interest income and net interest margin; (v) loan growth or the reduction or mitigation of risk in our loan portfolios; (vi) future capital or liquidity levels, ratios or targets; (vii) the performance of our mortgage business and any related exposures; (viii) the expected outcome and impact of legal, regulatory and legislative developments, as well as our expectations regarding compliance therewith; (ix) future common stock dividends, common share repurchases and other uses of capital; (x) our targeted range for return on assets, return on equity, and return on tangible common equity; (xi) expectations regarding our effective income tax rate; (xii) the outcome of contingencies, such as legal proceedings; (xiii) environmental, social and governance related goals or commitments; and (xiv) the Company’s plans, objectives and strategies.
Forward-looking statements are not based on historical facts but instead represent our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:
•current and future economic and market conditions, including the effects of declines in housing prices, high unemployment rates, U.S. fiscal debt, budget and tax matters, geopolitical matters, and any slowdown in global economic growth;
•the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions;
•our capital and liquidity requirements (including under regulatory capital standards, such as the Basel III capital standards) and our ability to generate capital internally or raise capital on favorable terms;
•current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including rules and regulations relating to bank products and financial services;
•developments in our mortgage banking business, including the extent of the success of our mortgage loan modification efforts, the amount of mortgage loan repurchase demands that we receive, any negative effects relating to our mortgage servicing, loan modification or foreclosure practices, and the effects of regulatory or judicial requirements or guidance impacting our mortgage banking business and any changes in industry standards;
•our ability to realize any efficiency ratio or expense target as part of our expense management initiatives, including as a result of business and economic cyclicality, seasonality, changes in our business composition and operating environment, growth in our businesses and/or acquisitions, and unexpected expenses relating to, among other things, litigation and regulatory matters;
•the effect of the current interest rate environment or changes in interest rates or in the level or composition of our assets or liabilities on our net interest income, net interest margin and our mortgage originations, mortgage servicing rights and mortgage loans held for sale;
•significant turbulence or a disruption in the capital or financial markets, which could result in, among other things, reduced investor demand for mortgage loans, a reduction in the availability of funding or increased funding costs, and declines in asset values and/or recognition of impairments of securities held in our debt securities and equity securities portfolios;
•the effect of a fall in stock market prices on our investment banking business and our fee income from our brokerage and wealth management businesses;
•negative effects from the retail banking sales practices matter and from other instances where customers may have experienced financial harm, including on our legal, operational and compliance costs, our ability to engage in certain business activities or offer certain products or services, our ability to keep and attract customers, our ability to attract and retain qualified employees, and our reputation;

•resolution of regulatory matters, litigation, or other legal actions, which may result in, among other things, additional costs, fines, penalties, restrictions on our business activities, reputational harm, or other adverse consequences;
•a failure in or breach of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber attacks;
•the effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin;
•fiscal and monetary policies of the Federal Reserve Board;
•changes to U.S. tax guidance and regulations, as well as the effect of discrete items on our effective income tax rate;
•our ability to develop and execute effective business plans and strategies; and
•the other risk factors and uncertainties described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020.
In addition to the above factors, we also caution that the amount and timing of any future common stock dividends or repurchases will depend on the earnings, cash requirements and financial condition of the Company, market conditions, capital requirements (including under Basel capital standards), common stock issuance requirements, applicable law and regulations (including federal securities laws and federal banking regulations), and other factors deemed relevant by the Company’s Board of Directors, and may be subject to regulatory approval or conditions.
For more information about factors that could cause actual results to differ materially from our expectations, refer to our reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the Securities and Exchange Commission and available on its website at www.sec.gov5.
Any forward-looking statement made by us speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Forward-looking Non-GAAP Financial Measures. From time to time management may discuss forward-looking non-GAAP financial measures, such as forward-looking estimates or targets for return on average tangible common equity. We are unable to provide a reconciliation of forward-looking non-GAAP financial measures to their most directly comparable GAAP financial measures because we are unable to provide, without unreasonable effort, a meaningful or accurate calculation or estimation of amounts that would be necessary for the reconciliation due to the complexity and inherent difficulty in forecasting and quantifying future amounts or when they may occur. Such unavailable information could be significant to future results.

5 We do not control this website. Wells Fargo has provided this link for your convenience, but does not endorse and is not responsible for the content, links, privacy policy, or security policy of this website.

About Wells Fargo
Wells Fargo & Company (NYSE: WFC) is a leading financial services company that has approximately $1.9 trillion in assets and proudly serves one in three U.S. households and more than 10% of all middle market companies and small businesses in the U.S. We provide a diversified set of banking, investment and mortgage products and services, as well as consumer and commercial finance, through our four reportable operating segments: Consumer Banking and Lending, Commercial Banking, Corporate and Investment Banking, and Wealth and Investment Management. Wells Fargo ranked No. 30 on Fortune’s 2020 rankings of America’s largest corporations. In the communities we serve, the company focuses its social impact on building a sustainable, inclusive future for all by supporting housing affordability, small business growth, financial health and a low-carbon economy.

Contact Information
Media
Peter Gilchrist, 704-715-3213
peter.gilchrist@wellsfargo.com
or
Investor Relations
John M. Campbell, 415-396-0523
john.m.campbell@wellsfargo.com

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